AQUILA DISTRIBUTORS, INC.
             RELATED AGREEMENT FOR SALE OF SHARES OF
                     HAWAIIAN TAX-FREE TRUST


FROM:
__________________________________

__________________________________

__________________________________


TO:  Aquila Distributors, Inc.
380 Madison Avenue, Suite 2300
New York, N.Y. 10017


Gentlemen:

1. We understand that Hawaiian Tax-Free Trust (the "Trust"), for which you act as Distributor, has adopted a plan (the "Distribution Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940 as amended (the "Act"), for making distribution assistance payments ("Permitted Payments") to selected brokers and other persons ("Qualified Recipients") providing distribution assistance to certain Trust accounts ("Qualified Holdings"). We have been furnished a copy of the Distribution Plan and understand that this letter is a "Related Agreement" as defined in the Distribution Plan and that all defined terms in this letter have the same meanings as in the Distribution Plan.

2. We intend to furnish distribution assistance to Qualified
Holdings which will make us a Qualified Recipient for Permitted
Payments. We understand that we may receive Permitted Payments only in accordance with the Distribution Plan.

3. This Related Agreement is dependent upon the continued effectiveness of a Sales Agreement by which you have agreed with us for distribution of shares of the Trust. All terms of the Sales
Agreement are incorporated by reference into this Related Agreement as if set forth in full.

4. We understand that, although the Permitted Payments cannot exceed the limits specified in the Distribution Plan, the amount of such payments up to such limit, the frequency and timing of such payments, the terms of any right to sell in a territory, and any other terms, conditions, or qualifications for us to receive such payments are subject to change by you from time to time, upon at least 30 days' written notice. Any orders placed after the effective date of such change shall be subject to the rates in effect at the time of receipt of the payment by the Trust. Such 30-day period may be waived at your sole option in the event such change increases the Permitted Payments due us. We understand that you may pay the Permitted Payments yourself or pay them through a paying agent.

5. We shall provide you with any documentation which the Federal and state securities laws and regulations may from time to time require as a prerequisite to the payment of Permitted Payments. We shall bear the clerical costs of providing such documentation, and shall be responsible for the accuracy of such documentation.

6. This Agreement is not assignable or transferable, except that you may transfer or assign this Agreement to any successor firm or corporation which becomes Distributor of the Trust.

7. If a quarterly Permitted Payment would be less than $50.00, it will be aggregated with the following quarterly Permitted Payment, and you will remit such aggregated Permitted Payments following the quarter in which such aggregated Permitted Payments exceed $50.00.

8. This Agreement may be terminated by either party on 30 days' written notice. All notices hereunder shall be in writing addressed to the respective parties at the addresses listed hereon, unless changed by notice given in accordance with this Agreement.

9. This Agreement will become effective on the date when it is executed and dated by you below. This Agreement and all rights and obligations of the parties hereunder will be governed by and construed under the laws of the State of New York.


               ____________________________________________________
               (name of firm)

               ____________________________________________________
               By:

               ____________________________________________________
               (name and title of officer)

               ____________________________________________________
               (telephone number)


Accepted:
Aquila Distributors, Inc.


By: ____________________________


________________________________
(name and title of officer)


Dated: ________________, 19_____

                     HAWAIIAN TAX-FREE TRUST
        NOTICE TO FIRMS PROVIDING DISTRIBUTION ASSISTANCE
                  PURSUANT TO RELATED AGREEMENT

The Trust's Permitted Payments program will be implemented on the first day of the calendar quarter after the Trust reaches the total net asset level of $500 million, or will be implemented at a certain earlier time, as provided in the Trust's Proxy Statement of January 27, 1992.

Subject to the limits of the Distribution Plan of the Trust, Permitted Payments to each firm which is a Qualified Recipient will be made for each calendar quarter, based on each month's average net asset value of the daily balances in such firm's accounts which are Qualified Holdings, and will be at the annual rate of twenty one-hundredths of one percent (0.20%).

Each such payment will be mailed by the 15th day of the month following the end of each calendar quarter.

Date of this Notice: March 27, 1992